Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2022 Financial Results

HERCULES, Calif.—October 27, 2022 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader in life science research and clinical diagnostic products, today announced financial results for the third quarter ended September 30, 2022.

Third-quarter 2022 net sales were $680.8 million, a decrease of 8.9 percent compared to $747.0 million reported for the third quarter of 2021. COVID-related revenue was approximately $17 million in the third quarter of 2022 versus approximately $57 million reported in the year-ago period. On a currency-neutral basis, quarterly sales decreased 4.1 percent compared to the same period in 2021. Third-quarter 2022 revenue increased 6.1 percent on a currency-neutral basis when excluding COVID-related sales, and $32 million in legal settlements in the third quarter of 2021.

Third-quarter 2022 gross margin was 54.9 percent compared to 58.6 percent for the third quarter of 2021 which included the benefit of the $32 million in legal settlements.

Life Science segment net sales for the third quarter were $317.9 million, a decrease of 14.9 percent compared to the same period in 2021. On a currency-neutral basis, the segment sales decreased 11.0 percent compared to the same quarter in 2021. Life Science sales increased 9.4 percent when excluding COVID-related sales and legal settlements, and were primarily driven by western blotting, qPCR, process media, and antibody products. Life Science segment sales were impacted by lower COVID-related sales, legal settlements in the year-ago period, and continuing supply chain constraints.

Clinical Diagnostics segment net sales for the third quarter were $361.9 million, a decrease of 2.8 percent compared to the same period in 2021. On a currency-neutral basis, net sales increased 3.0 percent versus the same quarter last year. Excluding COVID-related sales, Clinical Diagnostics revenue increased 3.7 percent from the year-ago period. The currency-neutral sales increase was primarily driven by quality control, blood typing, and infectious disease product lines.

Income from operations for the third quarter of 2022 was $92.8 million versus $156.8 million during the same quarter last year.

Net loss for the third quarter of 2022 was $164.2 million, or a loss of $5.52 per share, on a diluted basis, versus $3,928 million of net income, or $129.96 per share, on a diluted basis, during the same period in 2021. Net income (loss) amounts for the third quarter of 2022 and 2021 were predominantly impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the third quarter of 2022 was 21.5 percent, compared to 21.8 percent for the same period in 2021. The effective tax rate reported in Q3 of 2022 was primarily affected by an unrealized loss in equity securities, and the tax rate reported in Q3 of 2021 was primarily affected by an unrealized gain in equity securities.

“As expected, during the third quarter, sales of our COVID-related products continued to taper off,” said Norman Schwartz, Bio-Rad’s President, and Chief Executive Officer. “While customer demand for our core products remained strong, our ability to meet it was affected by the ongoing supply chain constraints which moderated instrument placements. For the remainder of the year, we will focus on reducing the backlog while we continue to advance our strategic product and operational activities.”

GAAP Results
	Q3 2022	Q3 2021
Revenue (millions)	$680.8	$747.0
Gross margin	54.9%	58.6%
Operating margin	13.6%	21.0%
Net income (loss) (millions)	$(164.2)	$3,928.0
Income (loss) per diluted share	$(5.52)	$129.96

Non-GAAP Results
	Q3 2022	Q3 2021
Revenue (millions)	$680.8	$715.2
Gross margin	55.7%	57.9%
Operating margin	15.5%	19.4%
Net income (millions)	$77.9	$112.2
Income per diluted share	$2.60	$3.71

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP and Currency-Neutral Reporting.”

Non-GAAP net income for the third quarter of 2022 was $77.9 million, or $2.60 per share, on a diluted basis, compared to $112.2 million, or $3.71 per share, on a diluted basis, during the same period in 2021.

The non-GAAP effective tax rate for the third quarter of 2022 was 21.6 percent, compared to 18 percent for the same period in 2021. The higher tax rate in 2022 was driven by a geographical mix of earnings, as well as a decrease in compensation-related tax deductions.

The following table represents a reconciliation of Bio-Rad’s reported net income (loss) and diluted income (loss) per share to non-GAAP net income and non-GAAP diluted income per share for the three months ended September 30, 2022, and 2021:

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30,		September 30,
	2022	2021	2022	2021
GAAP net income (loss)	$(164,232)	$3,928,033	$(4,461,029)	$5,819,561
Legal settlements	—	(28,083)	—	(28,619)
Amortization of purchased intangibles	6,234	7,097	18,835	21,032
Legal matters	(2)	2,325	2,066	15,501
Acquisition related benefits	—	—	—	(40)
Restructuring costs	4,562	15	4,563	67,799
(Gains) losses from change in fair market value of equity securities and loan receivable	288,999	(4,868,659)	6,172,306	(7,078,753)
Losses on equity-method investments	6,554	1,899	9,177	5,579
Other non-recurring items (2) (3)	2,176	—	6,146	—
Income tax effect on non-GAAP adjustments (1)	(66,370)	1,069,577	(1,423,598)	1,554,100
Non-GAAP net income	$77,921	$112,204	$328,466	$376,160

GAAP diluted income (loss) per share	$(5.52)	$129.96	$(149.60)	$192.76
Non-GAAP diluted income per share	$2.60	$3.71	$10.93	$12.46

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the sale of a division in 2020.

2022 Financial Outlook

For the full-year 2022, the company continues to anticipate non-GAAP currency-neutral revenue growth to be at the high end of the prior 1.0 to 2.0 percent guidance, with COVID-related revenue now expected to be about $105 million versus the previous estimate of approximately $93 million. The company is reaffirming its non-GAAP operating margin expectation of approximately 19.0 percent. Bio-Rad’s management will discuss this outlook in greater detail during the third-quarter 2022 financial results conference call.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our ongoing business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our ongoing operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters because we do not believe they are reflective of ongoing business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency-neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast

Bio-Rad’s management will discuss the results for the third quarter ended September 30, 2022 in a conference call at 2 PM Pacific Time (5 PM Eastern Time) on October 27, 2022. To participate, call 844-200-6205 within the U.S. or +1 929-526-1599 outside the U.S., access code: 189834. A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

BIO-RAD is a trademark of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With 70 years of focus on quality and customer service, our products advance the scientific discovery process and improve healthcare. Our customers are universities, research institutions, hospitals, biotechnology and pharmaceutical companies, as well as public health and commercial laboratories including food safety and environmental quality testing facilities. Based in Hercules, California, Bio-Rad has a global network of operations with approximately 8,200 employees worldwide and $2.9 billion in revenues in 2021. For more information, please visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; for the remainder of the year, focusing on reducing the backlog while we continue to advance our strategic product and operational activities; and for the full-year 2022, continuing to anticipate non-GAAP currency-neutral revenue growth to be at the high end of the prior 1.0 to 2.0 percent guidance, with Covid-related revenue now expected to be about $105 million versus the previous estimate of approximately $93 million, and reaffirming the non-GAAP operating margin expectation of approximately 19.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, supply chain issues, global economic conditions, foreign currency exchange fluctuations, our ability to develop and market new or improved products, our ability to compete effectively, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$680,800	$747,049	$2,071,961	$2,189,776
Cost of goods sold	307,008	309,614	898,628	950,116
Gross profit	373,792	437,435	1,173,333	1,239,660
Selling, general and administrative expense	211,047	216,150	617,371	655,428
Research and development expense	69,949	64,481	199,526	201,784
Income from operations	92,796	156,804	356,436	382,448
Interest expense	11,663	426	26,431	1,187
Foreign currency exchange losses, net	4,364	2,232	3,133	542
(Gains) losses from change in fair market value of equity securities and loan receivable	288,999	(4,868,659)	6,172,306	(7,078,753)
Other (income) expense, net	(3,062)	579	(42,369)	(16,732)
Income (loss) before income taxes	(209,168)	5,022,226	(5,803,065)	7,476,204
Benefit from (provision for) income taxes	44,936	(1,094,193)	1,342,036	(1,656,643)
Net income (loss)	$(164,232)	$3,928,033	$(4,461,029)	$5,819,561

Basic earnings (loss) per share:
Net income (loss) per basic share	$(5.52)	$131.75	$(149.60)	$195.29
Weighted average common shares - basic	29,733	29,814	29,819	29,800

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$(5.52)	$129.96	$(149.60)	$192.76
Weighted average common shares - diluted	29,733	30,224	29,819	30,190

Note: As a result of the net loss for the three and nine months ended September 30, 2022, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
Current assets:
Cash and cash equivalents	$517,943	$470,783
Short-term investments	1,337,740	404,695
Accounts receivable, net	432,302	423,537
Inventories, net	685,850	572,239
Other current assets	166,320	117,834
Total current assets	3,140,155	1,989,088

Property, plant and equipment, net	461,112	490,952
Operating lease right-of-use assets	171,587	204,798
Goodwill, net	399,589	347,343
Purchased intangibles, net	325,076	253,939
Other investments	7,459,169	14,387,006
Other assets	101,774	102,669
Total assets	$12,058,462	$17,775,795

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$335,206	$418,927
Current maturities of long-term debt	448	489
Income and other taxes payable	29,274	46,299
Other current liabilities	205,749	215,223
Total current liabilities	570,677	680,938

Long-term debt, net of current maturities	1,197,272	10,514
Other long-term liabilities	1,836,908	3,417,209
Total liabilities	3,604,857	4,108,661

Total stockholders’ equity	8,453,605	13,667,134
Total liabilities and stockholders’ equity	$12,058,462	$17,775,795

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Cash received from customers	$1,981,952	$2,177,199
Cash paid to suppliers and employees	(1,811,250)	(1,597,938)
Interest paid, net	(23,974)	(1,848)
Income tax payments, net	(137,863)	(103,902)
Other operating activities	95,162	25,086
Net cash provided by operating activities	104,027	498,597
Cash flows from investing activities:
Payments for acquisitions	(100,746)	—
Payments for purchases of marketable securities and investments	(1,807,148)	(460,061)
Proceeds from sales and maturities of marketable securities and investments	835,366	307,618
Other investing activities	(65,750)	(77,511)
Net cash used in investing activities	(1,138,278)	(229,954)
Cash flows from financing activities:
Proceeds from issuance of Notes, net of debt financing costs	1,186,220	—
Payments on long-term borrowings	(367)	(1,645)
Other financing activities	(125,658)	(58,419)
Net cash provided by (used in) financing activities	1,060,195	(60,064)
Effect of foreign exchange rate changes on cash	21,167	(11,174)
Net increase in cash, cash equivalents and restricted cash	47,111	197,405
Cash, cash equivalents and restricted cash at beginning of period	471,133	667,115
Cash, cash equivalents and restricted cash at end of period	$518,244	$864,520

Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$(4,461,029)	$5,819,561
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	97,345	100,075
Reduction in the carrying amount of right-of-use assets	29,828	29,311
(Gains) losses from change in fair market value of equity securities and loan receivable	6,172,306	(7,078,753)
Changes in working capital	(343,900)	(14,538)
Other	(1,390,523)	1,642,941
Net cash provided by operating activities	$104,027	$498,597

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2022	% of revenue	September 30, 2021	% of revenue	September 30, 2022	% of revenue	September 30, 2021	% of revenue

GAAP net sales	$680,800		$747,049		$2,071,961		$2,189,776
Legal settlements	—		(31,843)		—		(31,843)
Non-GAAP net sales	$680,800		$715,206		$2,071,961		$2,157,933

GAAP cost of goods sold	$307,008		$309,614		$898,628		$950,116
Amortization of purchased intangibles	(4,430)		(4,678)		(13,341)		(13,903)
Legal settlements	—		(4,071)		—		(3,535)
Restructuring benefits (costs)	(1,285)		(52)		(1,288)		(25,241)
Non-GAAP cost of goods sold	$301,293		$300,813		$883,999		$907,437

GAAP gross profit	$373,792	54.9%	$437,435	58.6%	$1,173,333	56.6%	$1,239,660	56.6%
Amortization of purchased intangibles	4,430		4,678		13,341		13,903
Legal settlements	—		(27,772)		—		(28,308)
Restructuring (benefits) costs	1,285		52		1,288		25,241
Non-GAAP gross profit	$379,507	55.7%	$414,393	57.9%	$1,187,962	57.3%	$1,250,496	57.9%

GAAP selling, general and administrative expense	$211,047	$216,150	$617,371	$655,428
Amortization of purchased intangibles	(1,804)	(2,419)	(5,494)	(7,129)
Legal matters	2	(2,325)	(2,066)	(15,501)
Acquisition related benefits (costs)	—	—	—	40
Restructuring benefits (costs)	(2,782)	299	(2,945)	(27,507)
Other non-recurring items (2)	(2,176)	—	(7,506)	—
Non-GAAP selling, general and administrative expense	$204,287	$211,705	$599,360	$605,331

GAAP research and development expense	$69,949	$64,481	$199,526	$201,784
Restructuring benefits (costs)	(495)	(262)	(330)	(15,051)
Non-GAAP research and development expense	$69,454	$64,219	$199,196	$186,733

GAAP income from operations	$92,796	13.6%	$156,804	21.0%	$356,436	17.2%	$382,448	17.5%
Legal settlements	—		(27,772)		—		(28,308)
Amortization of purchased intangibles	6,234		7,097		18,835		21,032
Legal matters	(2)		2,325		2,066		15,501
Acquisition related (benefits) costs	—		—		—		(40)
Restructuring (benefits) costs	4,562		15		4,563		67,799
Other non-recurring items (2)	2,176		—		7,506		—
Non-GAAP income from operations	$105,766	15.5%	$138,469	19.4%	$389,406	18.8%	$458,432	21.2%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$288,999	$(4,868,659)	$6,172,306	$(7,078,753)
Gains (losses) from change in fair market value of equity securities and loan receivable	(288,999)	4,868,659	(6,172,306)	7,078,753
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(3,062)	$579	$(42,369)	$(16,732)
Gains (losses) on equity-method investments	(6,554)	(1,899)	(9,177)	(5,579)
Legal settlements	—	311	—	311
Other non-recurring items (3)	—	—	1,360	—

Non-GAAP other (income) expense, net	$(9,616)	$(1,009)	$(50,186)	$(22,000)

GAAP income (loss) before income taxes	$(209,168)	$5,022,226	$(5,803,065)	$7,476,204
Legal settlements	—	(28,083)	—	(28,619)
Amortization of purchased intangibles	6,234	7,097	18,835	21,032
Legal matters	(2)	2,325	2,066	15,501
Acquisition related (benefits) costs	—	—	—	(40)
Restructuring (benefits) costs	4,562	15	4,563	67,799
(Gains) losses from change in fair market value of equity securities and loan receivable	288,999	(4,868,659)	6,172,306	(7,078,753)
(Gains) losses on equity-method investments	6,554	1,899	9,177	5,579
Other non-recurring items (2) (3)	2,176	—	6,146	—
Non-GAAP income before income taxes	$99,355	$136,820	$410,028	$478,703

GAAP benefit from (provision for) income taxes	$44,936	$(1,094,193)	$1,342,036	$(1,656,643)
Income tax effect of non-GAAP adjustments (1)	(66,370)	1,069,577	(1,423,598)	1,554,100
Non-GAAP provision for income taxes	$(21,434)	$(24,616)	$(81,562)	$(102,543)

GAAP net income (loss)	$(164,232)	(24.1)%	$3,928,033	525.8%	$(4,461,029)	(215.3)%	$5,819,561	265.8%
Legal settlements	—		(28,083)		—		(28,619)
Amortization of purchased intangibles	6,234		7,097		18,835		21,032
Legal matters	(2)		2,325		2,066		15,501
Acquisition related (benefits) costs	—		—		—		(40)
Restructuring (benefits) costs	4,562		15		4,563		67,799
(Gains) losses from change in fair market value of equity securities and loan receivable	288,999		(4,868,659)		6,172,306		(7,078,753)
(Gains) losses on equity-method investments	6,554		1,899		9,177		5,579
Other non-recurring items (2) (3)	2,176		—		6,146		—
Income tax effect of non-GAAP adjustments (1)	(66,370)		1,069,577		(1,423,598)		1,554,100
Non-GAAP net income	$77,921	11.4%	$112,204	15.7%	$328,466	15.9%	$376,160	17.4%

GAAP diluted income (loss) per share	$(5.52)	$129.96	$(149.60)	$192.76
Legal settlements	—	(0.93)	—	(0.95)
Amortization of purchased intangibles	0.21	0.23	0.63	0.70
Legal matters	—	0.08	0.07	0.51
Acquisition related (benefits) costs	—	—	—	—
Restructuring (benefits) costs	0.15	—	0.15	2.25
(Gains) losses from change in fair market value of equity securities and loan receivable	9.65	(161.09)	205.35	(234.47)
(Gains) losses on equity-method investments	0.22	0.06	0.31	0.18
Other non-recurring items (2) (3)	0.07	—	0.20	—
Income tax effect of non-GAAP adjustments (1)	(2.22)	35.40	(47.36)	51.48
Add back anti-dilutive shares	0.04	—	1.18	—
Non-GAAP diluted income per share	$2.60	$3.71	$10.93	$12.46

GAAP diluted weighted average shares used in per share calculation	29,733	30,224	29,819	30,190
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	218	—	238	—
Non-GAAP diluted weighted average shares used in per share calculation	29,951	30,224	30,057	30,190

Reconciliation of Net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$(164,232)	(24.1)%	$3,928,033	525.8%	$(4,461,029)	(215.3)%	$5,819,561	265.8%
Interest expense	11,663		426		26,431		1,187
(Benefit from) provision for income taxes	(44,936)		1,094,193		(1,342,036)		1,656,643
Depreciation and amortization	32,720		33,687		97,345		100,075
Foreign currency exchange losses, net	4,364		2,232		3,133		542
Other (income) expense, net	(3,062)		579		(42,369)		(16,732)
(Gains) losses from change in fair market value of equity securities and loan receivable	288,999		(4,868,659)		6,172,306		(7,078,753)
Dividend from Sartorius AG	—		—		31,586		18,991
Legal settlements (4)	—		(27,772)		—		(28,308)
Legal matters	(2)		2,325		2,066		15,501
Acquisition related (benefits) costs	—		—		—		(40)
Restructuring (benefits) costs	4,562		15		4,563		67,799
Other non-recurring items (2)	2,176		—		7,506		—
Adjusted EBITDA	$132,252	19.4%	$165,059	23.1%	$499,502	24.1%	$556,466	25.8%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the sale of a division in 2020.

(4) Amount excludes interest income received in connection with legal settlements.

2022 Financial Outlook

Forecasted non-GAAP operating margin excludes 86 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.